Exhibit 99.2

Trans World Entertainment’s Earnings Call Transcript

Operator

Welcome to Trans World Entertainment Corporation First Quarter 2016 Results Conference Call. [Operator Instructions]. It is now my pleasure to introduce your host, Mr. Mike Feurer, Chief Executive Officer. Thank you. You may begin.

Mike Feurer

Thank you, Adam. Good morning. Thank you for joining us as we discuss our first quarter results. On the call with me today are John Anderson, our Chief Financial Officer and Scott Hoffman, our Chief Merchandising Officer. Before John reviews our financial results, I’d like to provide highlights from this past year. We are encouraged with the continued progress made in the first quarter as demonstrated by our fourth consecutive quarter of flat comp sales, our customers continue to react positively to the changes we are making to our merchandise assortments and presentation in our stores. The 65% comp in our trend category offset the continued declines in our heritage media categories. We generated historically high gross margins through better costing and price management and the shift in sales contribution to our higher margin trend category.

In addition, we remodeled three stores under our new format bringing the total number of stores operating with the new format to 13. We continue to be encouraged by the performance of the new format stores. These stores further capitalize on our unique and wide ranging demographic, the strength of our sales team, our longstanding credibility in the entertainment space and the loyalty of our customers. We continue to make progress in our evolution to become the leading entertainment in pop culture centric experience in the marketplace.

Now John will take you through financial highlights for the first quarter.

John Anderson

Thanks, Mike. Good morning. For the first quarter comparable sales were flat. Total revenue for the quarter was $75.7 million, a decrease of 4.3% compared to last year. Stores in operation decreased 6.5%. Gross profit for the quarter was $30.8 million or 40.7% of sales compared to $32 million or 40.4% of sales for the same period last year. The increase in gross profit as a percent of sales was due to increased sales contribution from the higher margin trend category and increases across all of our merchandising categories. SG&A expenses decreased $314,000 for the quarter to $30.1 million or 39.7% of sales compared to $30.4 million or 38.4% of sales for the same period last year.

The increase in SG&A expense as a percent of sales was primarily due to a 90 basis point increase in healthcare costs. EBITDA for the quarter was $778,000 as compared to $1.6 million last year. Other income was $932,000 compared to $27,000 last year. Other Income included a onetime gain of $800,000 for the sale of an investment. The remaining balance consisted of interest income, net interest expense was $173,000 for the quarter as compared to $465,000 last year. For the quarter our net income was $27,000 or $0.00 per diluted share as compared to a net income of $194,000 or $0.01 per diluted share in the first quarter of 2015.

Included in operating results is the impact of the new lease for our company’s distribution facility and corporate office. The new lease reduces annual payments by $1 million. The lease is accounted for as an operating lease with the distribution facility portion increasing cost of sales by $230,000 or 30 basis points and the corporate office portion increasing SG&A expenses by $92,000 or 10 basis points. The previous lease was accounted for the capital lease with the payment recorded as interest expense and a reduction of short term debt. We ended the quarter with $91 million in cash compared to $103 million last year. The decline was due to the repurchase of shares and also investments in new and remodel stores, the chain wide rollout of the new marketplace fixtures that supports the shift in our merchandising assortment and technology enhancements.

During the first quarter the company repurchased 676,000 shares of common stock at an average price of $3.85 per share. Since the inception of the program, the company has repurchased approximately $2.5 million shares of common stock at an average price of $3.82 per share. The company has approximately $12.2 million available for purchase under its repurchase program. Also year-over-year we have lowered our inventory by $5 million and finished the quarter with $117 million in the inventory, 4% below last year’s $122 million.

On a per square foot basis inventory was $70 compared to $68 at the end of the first quarter last year. The increase in inventory per square foot is in line with our strategy of shifting our mix to higher margin categories. We ended the quarter with 290 stores as compared to 310 stores last year, a 6.5% reduction. Square footage and operation declined 7% to 1.7 million square feet as compared to 1.8 million square feet last year.

Now Scott will take you through our merchandising sales highlights.

Scott Hoffman

Thanks, John. Good morning. I will now review our results by category. Despite the material declines in the media categories, our comparable sales for Q1 were flat as compared to last year and represents the fourth consecutive quarter with flat comp sales. In our trend category, comp sales increased 65%. We continue to take advantage of opportunities to strengthen our selection and shift our mix to growing categories of entertainment and pop culture related merchandise. Trend sales represented 26% of our business for the quarter compared to 14% last year.

Video comp sales decreased 13% for the quarter. Video represented 40% of our business during the quarter as compared to 46% last year. Music comp sales declined 11%. Within the music category we are seeing continued growth in vinyl which is helping to offset declines in CD’s. The music category represented 24% of our business for the quarter compared to 27% last year. Electronics comp sales were flat for the quarter, electronic sales represented 9% of our business for the quarter, same percentage as last year. We continue to focus on optimizing gross profit in this category while enhancing our merchandise selection. Videogames comp sales were down 55%, game sales represented 1% of our business for the quarter compared to 3% last year.

Now I will turn it back over to Mike.

Mike Feurer

Thanks, Scott. While there is still work to be done our progress validates that we are successfully leveraging our heritage industry relationships and hard earned credibility with our customers to achieve our vision. We are utilizing our financial strength to improve the customer experience and elevate our brand by making investments in people, process, technology and strategic partnerships. In addition, we are evolving our merchandise assortment and presentation and providing customer service guided by an approach to engage every customer with gratitude, humility, and respect. We’re encouraged by the progress we’ve made and look to capitalize on the momentum we’ve generated. For 2016, we will continue to deliver on our vision of becoming the most compelling entertainment and pop culture centric engagement in the marketplace guided by the following priorities:

Champion a culture of innovation, experimentation and driving the business, engage complimentary world class talents to capitalize on strategic opportunities, elevate the brand and customer experience, evolve and deploy the economical repeatable, omni-channel model for the future, modernize our technological capability and engage dynamic alliances and collaborations required to unlock the full potential of Trans World Entertainment. Now I would like to open the call to questions.

Question-and-Answer Session

Operator

[Operator Instructions]. Our first question comes from the line of William Meyers from Miller Asset Management. Please go ahead.

William Meyers

Let’s see on the video games, are you basically exiting that business?

Scott Hoffman

The games business has been a down trending business for quite some time and it’s a very small portion of our business and we continue to look for opportunities in the world of games as it relates to specific games but also all of the merchandise that works back to games that we have in our trend category.

Mike Feurer

Clearly, we see that as an opportunity from a lifestyle standpoint and have seen success there, William.

William Meyers

Okay. So there is video game related revenue in the trend category just not in the actual video games category?

Scott Hoffman

Yes, there is and as Mike said a continued growth business for us as we look at games as a lifestyle business not just the physical game.

William Meyers

On the video and music, what is the competition like? Are those just continuing to trend down mainly because of the download competition or are you seeing any kind of competition or exit from the business by other people who are carrying the physical media?

Mike Feurer

We all understand what’s happening with regards to the digital download and streaming. I think that’s the lion’s share of what everyone is experiencing, that being said, we are actually very encouraged by, again the lifestyle aspect and our heritage relative to the music and film industries allowing us to pivot and distort these opportunities in our stores. Great opportunity to continue to engage with this tremendously passionate customer just in different ways.

William Meyers

Okay. And just a last question, so you would presume that trend is just going to continue to become a larger and larger percentage of your businesses as we go through time?

Scott Hoffman

Yes.

Operator

[Operator Instructions]. Ladies and gentlemen we have no further questions in queue at this time. I would like to turn the floor back over to management for closing comments.

Mike Feurer

Thank you, Adam and thanks William. I’d like to take this opportunity to thank everyone for their dedication to our company, our customers, vendors, shareholders and our Trans World associates. We look forward to talking to you about our second quarter results on August 18th. Thank you.

Operator

Thank you ladies and gentlemen. This does conclude our teleconference for today. You may now disconnect your lines at this time. Thank you for your participation and have a wonderful day.